EXHIBIT 8.2

+1 617 526 6000 (t) +1 617 526 5000 (f) wilmerhale.com

                        , 2006

Infinity Pharmaceuticals, Inc.

780 Memorial Drive

Cambridge, MA 02139

Re:	Merger pursuant to Agreement and Plan of Merger and Reorganization among
Discovery	Partners International, Inc., Darwin Corp., and Infinity Pharmaceuticals, Inc.

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of a registration statement (the “Registration Statement”) on Form S-4, which includes the Joint Proxy/Prospectus relating to the Agreement and Plan of Merger and Reorganization dated as of April 11, 2006 (the “Merger Agreement”), by and among Discovery Partners International, Inc., a Delaware corporation (“DPI”), Darwin Corp., a Delaware corporation and wholly owned subsidiary of DPI (“Merger Sub”), and Infinity Pharmaceuticals, Inc., a Delaware corporation (“Merger Partner”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Merger Partner (the “Merger”). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters delivered to Wilmer Cutler Pickering Hale and Dorr LLP and Cooley Godward LLP by Merger Partner and DPI containing certain representations of Merger Partner and DPI relevant to this opinion (the “Representation Letters”). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”).

In our capacity as counsel to Merger Partner in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement, the Merger Agreement and the exhibits thereto, the Representation Letters, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Effective Time will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations.

Infinity Pharmaceuticals, Inc.

                    , 2006

The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date of this opinion. No assurances can be given that such laws will not be amended, otherwise changed or interpreted differently prior to the Effective Time, or at any other time, or that such amendments, changes or interpretations will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments (including changes that have retroactive effect) after the Effective Time in the application or interpretation of the income tax laws of the United States.

Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of Merger Partner that are subject to special tax rules. We express no opinion regarding the tax consequences of the Merger arising in connection with the ownership or exercise of options or warrants for Merger Partner stock or the assumption by DPI of any outstanding options or warrants in the Merger.

On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that: (1) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (2) the discussion under the caption “THE MERGER – Material United States Federal Income Tax Consequences of the Merger” contained in the Registration Statement, insofar as it relates to statements of law and legal conclusions, is correct in all material respects.

In rendering this opinion, we have assumed that Cooley Godward LLP has delivered, and has not withdrawn, an opinion that is substantially similar to this one.

This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity other than your shareholders, and may not be made available to any other person or entity other than your shareholders without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:
A. William Caporizzo, a Partner